PRESS RELEASE   Dove Canyon, California, July 5, 2006

BICO Inc Agrees to Acquire MobiClear Ltd

Dove Canyon, California - July 5, 2006 - BICO, Inc. (OTCBB: BIKO - News) has signed a definitive agreement to acquire MobiClear, LTD.

Richard M. Greenwood, CEO of BICO stated, "We are very enthusiastic about the merger, which provides an opportunity to increase shareholder value through MobiClear's exciting growth potential."

MobiClear specializes in electronic Personal Identification Verification (PIV) solutions in connection with credit/debit card transactions. MobiClear's multi-gateway solution (U.S. patent pending) offers proactive security in all forms of electronic business environments including internet shopping, business-to-business procurement transactions and retail shopping with credit/debit cards.

"Today credit/debit card fraud on the Internet and in stores is increasing at an enormous rate." Said Lim Wong, CEO of MobiClear Ltd. "The estimated figure comes to US$20 billion annually. MobiClear's answer to the problem is a secure and user-friendly identity solution that works across the globe. In addition, MobiClear's identification service ensures safe and secure trade over the Internet, which in turn creates a boom in both e-trade and invoice payment online", adds Lim Wong.

Upon completion of the acquisition of MobiClear, the former shareholders of MobiClear Ltd will own 85% of the issued and outstanding shares of BICO calculated on a fully diluted basis. The closing of the transaction remains subject to contingencies typical to transactions of this nature and is expected to occur within the next thirty days.

This news release includes comments that may be deemed forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future transactions or events, revenues, sales of products and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to complete the transactions, which remains subject to a due diligence review by both parties, obtaining any regulatory approvals, having necessary financing in time to meet contractual obligations, developing appropriate strategic alliances, raising working capital, successfully developing and implementing technology, acceptance of the company's products and services, building a functional infrastructure, and other such risks as the company may identify and discuss from time to time. Accordingly, there is no certainty that the company's plans will be achieved.

About BICO, Inc.

BICO, Inc. is a public company, headquartered in California and actively trades on the NASD Over the Counter Bulletin Board under the ticker symbol, BIKO.

For further information contact:

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BICO, Inc.
1 (949) 509-7952
Web: http://www.bicoservices.com

About MobiClear, Ltd.

MobiClear, a company incorporated pursuant to the laws of the United Kingdom, offers solutions and services that, MobiClear believes, virtually eliminate credit/debit card and electronic transaction fraud, completely securing these transactions. A unique feature of MobiClear's solutions are that end-users and customers do not need to learn any new behaviors or master new techniques. MobiClear's solutions utilize technologies that customers are already familiar and comfortable with, while giving real-time user control of card transactions. The transaction is simply confirmed by the legitimate user entering a unique MobiClear PIN code matched with the mobile phone number. MobiClear delivers instant and total control over card usage.

For more information:
Please write to MobiClear at info@mobiclear.com or visit MobiClear's website at www.mobiclear.com